Exhibit 99.2

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations, TDS (312) 592-5384 mark.steinkrauss@teldta.com

Kenneth R. Meyers, EVP-Finance, CFO and Treasurer, U.S. Cellular (773) 399-8900 ken.meyers@uscellular.com

FOR RELEASE: IMMEDIATE

TDS AND U. S. CELLULAR PROVIDE UPDATED 2005 GUIDANCE;
ISSUE 2006 GUIDANCE

CHICAGO - Feb. 27, 2006-As announced in a press release earlier today, Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] are providing an update to their 2005 guidance and issuing fiscal year 2006 guidance for both U.S. Cellular and TDS Telecom as follows:

2005 Guidance As Updated Feb. 27, 2006

U.S. Cellular 2005 guidance as of Feb. 27, 2006 is as follows:
Net Retail Customer Additions	411,000(1)
Service Revenues	Approx. $2.8 billion
Operating Income	$220 - $260 million(2)
Depreciation, Amortization & Accretion	Approx. $515 million
Capital Expenditures	$580 - $590 million

TDS Telecom ILEC operations 2005 guidance as of Feb. 27, 2006 is as follows:
Operating Revenues	$660 - $670 million
Operating Income	$165 - $175 million
Depreciation and Amortization	$135 million
Capital Expenditures	$95 - $100 million

TDS Telecom CLEC operations 2005 guidance as of Feb. 27, 2006 is as follows:
Operating Revenues	$235 - $245 million
Operating Income	$(10) - $(5) million
Depreciation and Amortization	$30 million
Capital Expenditures	$25 - $30 million

(1) (2)	Actual Includes a gain of $40 - $45 million on the exchange of properties with Alltel Corp. that was completed on Dec. 19, 2005

Fiscal Year 2006 Guidance The guidance provided for 2006 includes the impact of Financial Accounting Standard 123 R (accounting for stock-based compensation).

U.S. Cellular 2006 guidance as of Feb. 27, 2006 is as follows:
Net Retail Customer Additions	390,000 - 450,000
Service Revenues	$3.1 - $3.2 billion
Operating Income	$230 - $290 million
Depreciation, Amortization & Accretion	$565 million
Capital Expenditures	$580 - $610 million

TDS Telecom ILEC operations 2006 guidance as of Feb. 27, 2006 is as follows:
Operating Revenues	$660 - $675 million
Operating Income	$145 - $160 million
Depreciation and Amortization	$135 million
Capital Expenditures	$105 - 125 million(1)

TDS Telecom CLEC operations 2006 guidance as of Feb. 27, 2006 is as follows:
Operating Revenues	$230 - $240 million
Operating Income	$(10) - $(5) million
Depreciation and Amortization	$25 million
Capital Expenditures	$15 - $25 million

(1)	Includes approximately $90 million to support ongoing operations and approximately $25 million for strategic initiatives

The above forward-looking statements should not be assumed to be accurate as of any future date. TDS and U.S. Cellular undertake no duty to update such information whether as a result of new information, future events, or otherwise.

About TDS
TDS, a FORTUNE® 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

About U.S. Cellular
As of Sept. 30, 2005, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS and U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com